May 18, 2005


Mail Stop 4561

      VIA U.S. MAIL AND FAX (248) 645-2154

Joel Schwartz
Chief Financial Officer
Uniprop Manufactured Housing Communities Income Fund I and II
280 Daines Street
Birmingham, MI  48009

Re:	Uniprop Manufactured Housing Communities Income Fund I and II
	Form 10-K for the year ended December 31, 2004
      File No. 0-15940 and 0-16701

Dear Mr. Schwartz:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Accounting Branch Chief


Hewitt Associates, Inc.
December 28, 2004
Page 2